Exhibit 2.2

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of August, 2017 (the “Effective Date”), by and between KENNESTONE OUTPATIENT PAVILION, L.P. (“Seller”), a Georgia limited partnership, HEALTHCARE REALTY TRUST INCORPORATED (“Purchaser”), a Maryland corporation, and METROPOLITAN TITLE AGENCY, a Georgia corporation (“Escrow Agent”).
RECITALS
A.    Seller is the current lessee and Kennestone Hospital, Inc., a Georgia non-profit corporation (the “Lessor”) is the current Lessor under that certain Ground and Air Rights Lease, dated May 10, 2010 (the “Ground Lease”).
B.    Seller is the current owner of the MOB Property (as defined in Section 1.1 herein).
C.    Seller agrees to sell the MOB Property to Purchaser, and Purchaser hereby agrees to purchase the MOB Property from Seller, each upon and subject to the terms and conditions of this Agreement.
D.    Seller, Meadows & Ohly, LLC, a Georgia limited liability company, various Affiliates (as defined in Section 12.1 herein) of Meadows & Ohly, LLC (Seller, Meadows & Ohly, LLC, the various Affiliates of Meadows & Ohly, LLC being referred to herein as the “M&O Parties”), Purchaser and various Affiliates of Purchaser (Purchaser and the various Affiliates of Purchaser being referred to herein as the “HR Parties”), as of the Effective Date, have entered into that certain Master Transaction Agreement (the “Master Transaction Agreement”) relating to sale of fifteen (15) medical office buildings (including the MOB Property) by the M&O Parties to the HR Parties and certain other agreements between the M&O Parties and the HR Parties with respect to the transactions contemplated by the Master Transaction Agreement.
THEREFORE, in consideration of the terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Agent agree as follows:
1.PURCHASE AND SALE OF PROPERTY
1.1    MOB Property. Subject to the terms and conditions of this Agreement, Seller shall sell and convey and Purchaser shall purchase the following described property (all of which is hereinafter collectively referred to as the “MOB Property”):
1.1.1.    Land. Seller’s leasehold estate created by the Ground Lease in the Land described in Schedule 1.1.1 attached hereto and incorporated herein (the “Land”).
1.1.2.    Improvements. All of Seller’s right, title and interest whether arising under the Ground Lease or otherwise in and to the Improvements. “Improvements” means, collectively, all buildings, structures, fixtures and improvements on the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking facilities, parking equipment, landscaping, roadways, sidewalks, security devices, signs and light fixtures (the Land and Improvements, collectively, shall be referred to herein as the “Premises”).

Exhibit 2.2

1.1.3.    Tangible Personal Property. All furniture, furnishings, fixtures, equipment, machinery, maintenance equipment, tools, parts, recreational equipment, carpeting, window treatments, stationery and other office supplies and other tangible personal property of every kind situated in, on, over and under the Premises or used in connection therewith, owned by Seller or in which Seller otherwise has an interest and which is not owned by tenant or subtenants under the Leases (as defined in Section 7.1.4 herein), together with all replacements and substitutions therefor (the “Tangible Personal Property”), including but not limited to those items set forth on Schedule 1.1.3 attached hereto and incorporated herein.
1.1.4.    Leases and Contracts. All of Seller’s right, title and interest in and to the Leases and Contracts (as defined in Section 7.1.6 herein).
1.1.5.    Intangibles. All transferable warranties or guaranties issued in connection with the Improvements or Tangible Personal Property, and any other intangible personal property owned by Seller or in which Seller otherwise has an interest, and used exclusively in connection with the Premises or the business transacted thereon (collectively, the “Intangible Personal Property”), including, without limitation, to the extent assignable, all land use entitlements, development rights, licenses, permits, authorizations, names, telephone exchange numbers and intellectual property, if any.
Notwithstanding anything to the contrary set forth above or otherwise contained herein, the MOB Property expressly excludes (i) all tangible personal property owned by tenants under the Leases or other occupants of the Premises (other than Seller), (ii) all rights with respect to any refund of real property taxes applicable to any period prior to the Closing Date (as defined in the Master Transaction Agreement), (iii) any cash held by Seller other than any cash security deposits under Leases which shall be transferred to Purchaser, and (iv) and any reserve or escrow deposits held in connection with the Mortgage Loan (as defined in Section 4.6.1 herein) (the “Excluded Assets’).
1.1.6.    Property Files. All files relating to the general operation of the MOB Property, including all files related to Leases and Contracts, held by Seller or Meadows & Ohly, LLC, but excluding all payroll records for employees of Meadows & Ohly, LLC.
1.2    Retained Liabilities. At Closing, Seller shall retain all liabilities for, and Purchaser shall not have any obligation or liability concerning any of the following, except to the extent Purchaser accepts a credit for the same at Closing (as defined in Section 6.1 herein):
1.2.1.    Matters Arising Prior to Closing Date. Any liabilities under any Leases and Contracts pertaining to a period prior to the Closing Date, including, without limitation, the liability for the payment of any amounts due and payable or accrued but not yet due and payable prior to the Closing Date under any Leases and Contracts other than any liabilities for Tenant Inducement Costs (as defined in Section 6.3.2.3 herein) and leasing commissions which shall be treated as provided in Section 6.3.2.3; and
1.2.2.    Taxes and Assessments
1.2.3.    Employment Matters. The employment and employment benefits of employees, if any, of Seller or Meadows & Ohly, LLC, including the payment of any compensation,

Exhibit 2.2

accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan of Seller or Meadows & Ohly, LLC; and
1.2.4.    Personal Injury; Property Damage. Any claim for personal injury or property damage to a person which is based on any event which occurred at the MOB Property prior to the Closing Date; and
1.2.5.    Excluded Assets. Any liability associated with any of the items constituting Excluded Assets; and
1.2.6.    Environmental Matters. Any damages (including costs of cleanup, containment or other remediation) arising from or in connection with any environmental health or safety liabilities arising out of or relating to (i) the ownership or operation by any person at any time on or prior to the Closing Date of any of the MOB Property, or (ii) any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by any person with respect to any of the MOB Property, that was present or suspected to be present on or before the Closing Date on or at the MOB Property or any portion thereof (or present or suspected to be present on any other property, if such Hazardous Material (as defined in Section 7.1.18 herein) emanated or allegedly emanated from any property and was present or suspected to be present on any portion of the MOB Property, on or prior to the Closing Date), or was released or allegedly released by any person on, at, or about the MOB Property at any time on or prior to the Closing Date; and
1.2.7.    Litigation. Any actual, pending or threatened litigation with respect to the MOB Property or arising from acts or omissions committed or alleged to have been committed at or related to the MOB Property on or before the Closing Date (collectively, all items contained in this Section 1.2 being the “Retained Liabilities”). The rights and obligations of Seller and Purchaser under this Section 1.2 shall survive the Closing.
1.2.8.    Seller’s Reserved Rights. Seller and Purchaser acknowledge that Seller may have certain claims for reimbursement or indemnification with respect to the Retained Liabilities under the Ground Lease, Leases and Contracts to be assigned to Purchaser pursuant to this Agreement. Seller and Purchaser further acknowledge that Seller expressly retains its rights under the Ground Lease, Leases and Contracts to receive reimbursement or indemnification with respect to any Retained Liabilities against the other party to the Ground Lease, Leases and Contracts. Seller shall have the right to make any demand or bring any action for such reimbursement or indemnification in its own name and Purchaser agrees to reasonably cooperate, at no expense to Purchaser, in any such demand or action if requested by Seller. The rights and obligations of the parties under this Section 1.2 shall survive the Closing.
2.    PURCHASE PRICE AND ASSUMPTION OF INDEBTEDNESS
2.1    Purchase Price. The total consideration to be paid by Purchaser to Seller for the MOB Property shall be Eighty-Seven Million Six Hundred Forty-Nine Thousand Two Hundred

Exhibit 2.2

Sixteen and No/100 Dollars ($87,649,216.00) (the “Purchase Price”). At Closing, Purchaser shall pay to Seller the Purchase Price by federal funds wire transferred to the Escrow Agent, subject, however, to such adjustments as are required by this Agreement.
2.2    Assumption of Mortgage Loan. As described more fully in Section 4.6, at Closing the MOB Property shall be sold subject to the Mortgage Loan (as defined in Section 4.6.1 herein), which Purchaser shall assume at Closing in accordance with the terms of Section 4.6.1, subject to approval of such assumption by the Mortgage Lender (as defined in Section 4.6.1 herein) pursuant to the terms of the Mortgage Loan Documents (as defined in Section 4.6 herein). Purchaser shall receive a credit against the Purchase Price for the outstanding principal balance and any accrued but unpaid interest (as of the Closing Date) of the Mortgage Loan, and Seller shall receive a credit for any escrows or reserves held by the Mortgage Lender as of the Closing Date which remain for the benefit of Purchaser.
3.    EARNEST MONEY
3.1    Amount; Terms. Purchaser shall deliver to the Escrow Agent within two (2) Business Days (as defined in Section 6.1 herein) after the Effective Date, the sum of Eight Hundred Seventy-Six Thousand Four Hundred Ninety-Two and No/100 Dollars ($876,492.00) by wire transfer (as the same may be increased hereunder, the “Earnest Money”) to be placed in an interest bearing account, which interest shall be included as part of the Earnest Money. Provided it has not terminated this Agreement prior to the expiration of the Inspection Period (as defined in the Master Transaction Agreement), within two (2) Business Days after the expiration of the Inspection Period, Purchaser will increase the Earnest Money by an additional Four Hundred Thirty-Eight Thousand Two Hundred Forty-Six and No/100 Dollars ($438,246.00) so that the total amount of the Earnest Money equals One Million Three Hundred Fourteen Thousand Seven Hundred Thirty-Eight and No/100 Dollars ($1,314,738.00). In the event Purchaser fails to deposit the Earnest Money with the Escrow Agent, Seller’s sole remedy shall be to terminate this Agreement. If the sale of the Property is consummated pursuant to the terms of this Agreement, the Earnest Money shall be paid by Escrow Agent to Seller at Closing and applied as a credit to Purchaser’s account for payment of the Purchase Price. If Purchaser terminates this Agreement in accordance with any right to terminate granted by this Agreement, or if Seller is in default under this Agreement, the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and Purchaser shall have no further obligations hereunder.
4.    OPERATION OF PROPERTY THROUGH CLOSING
From the Effective Date through the Closing Date:
4.1    Operations. Seller shall manage, maintain and operate the MOB Property in accordance with existing business practices and keep the Premises and the Tangible Personal Property in good condition and repair, ordinary wear and tear excepted. Seller will not make any change in its normal and customary billing and collection practices.
4.2    Transfer. Other than as required by the right of first offer in favor of Lessor as provided in Section 9.3.3 herein, Seller shall not offer to sell, or sell, mortgage, pledge,

Exhibit 2.2

hypothecate or otherwise transfer or dispose of all or any part of the MOB Property or any interest therein, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning, tax assessment or any other governmental rules or regulations presently applicable to all or any part of the MOB Property.
4.3    Leases and Contracts. Without the prior written consent of Purchaser, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, construction, leasing or other contract or agreement affecting the MOB Property, except that Seller may enter into any service, maintenance or repair contract in the ordinary course of business provided such contract terminates on or prior to the Closing Date or contains a thirty (30) day termination provision. If Purchaser does not respond in writing to Seller’s request for approval or disapproval of any such action within ten (10) Business Days after Purchaser’s receipt of Seller’s request, Purchaser shall be conclusively deemed to have approved of such action. Purchaser hereby agrees that all such requests by Seller shall be directed to the attention of:
c/o Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee  37203
Attention: Sushil Puria

Notwithstanding the foregoing, Seller may take any of the foregoing actions to the extent such actions are mandatory (for example, a Lease renewal pursuant to the exercise of an existing option right) without Purchaser’s consent; provided, however, that to the extent any of the economic terms of such mandatory agreements are discretionary and not explicit, such terms shall be subject to Purchaser’s prior written consent, which will not be unreasonably withheld or delayed. Any new lease or lease amendment which Seller is permitted to enter into hereunder and does enter into shall be deemed a “Lease” (as defined in Section 7.1.4 herein) for purposes of this Agreement, and any new contract or contract amendment which Seller is permitted to enter into hereunder and does enter into shall be deemed a “Contract” (as defined in Section 7.1.6 herein) for purposes of this Agreement.
On or before the expiration of the Inspection Period, Purchaser shall notify Seller in writing if Purchaser elects to assume at Closing any of the Contracts (the “Assumed Contracts”). Any Contracts which are not Assumed Contracts shall be effectively terminated by Seller on or before the Closing Date, and Seller shall be responsible for all termination fees or penalties and all sums due under such terminated Contracts prior to the Closing Date. The parties acknowledge that any existing property management agreement will not be assumed by Purchaser.
4.4    Insurance. Seller shall maintain in full force and effect its existing insurance coverages on the MOB Property.
4.5    Notices. Seller shall provide to Purchaser, promptly upon the receipt thereof, copies of all notices (as opposed to mere correspondence in the ordinary course) received from any governmental or quasi-governmental agency, insurance company, tenant or subtenant under any of the Leases or any other party to any agreement binding on Seller or the MOB Property which will bind Purchaser, or relating to or affecting the MOB Property.

Exhibit 2.2

4.6    Loan Assumption: Purchaser covenants and agrees with Seller with respect to the Mortgage Loan as follows with respect to the period from the Effective Date until the Closing Date or earlier termination of this Agreement:
4.6.1.    Subject to approval by Mortgage Lender pursuant to the terms of this Section 4.6, Purchaser shall assume at Closing that certain mortgage loan secured by the MOB Property (the “Mortgage Loan”) in the original principal amount of $23,750,000.00 (with $_________ outstanding as of August 1, 2017 from The Prudential Insurance Company of America (together with its successors and assigns, the “Mortgage Lender”), to Seller, as evidenced by that certain Promissory Note dated December 1, 2011 (the “Note”) and secured by (among other instruments) that certain Leasehold Deed to Secure Debt and Security Agreement (the “Deed to Secure Debt”) dated as of December 1, 2011 (such Note, Deed to Secure Debt and all other documents evidencing or securing the Mortgage Loan being referred to as the “Mortgage Loan Documents”).
4.6.2.    The assumption of the Mortgage Loan by Purchaser (the “Mortgage Loan Assumption”) shall be on the same terms and conditions as set forth in the Mortgage Loan Documents. In no event may Purchaser request Mortgage Lender to change any terms of the Mortgage Loan Documents, other than changes necessary to reflect Purchaser’s status as a publicly traded company and the inclusion of financial information for the Property on consolidated financial statements of Purchaser. As part of the Mortgage Loan Assumption: (a) the Mortgage Lender shall be required to release Seller and any guarantor or indemnitor of the obligations or liabilities of Seller under the Mortgage Loan that are parties to any Mortgage Loan Documents from any and all liabilities arising on and after the Closing Date pursuant to the Mortgage Loan Documents; (b) the Mortgage Lender shall be required to release any lien or security interest it may have in any bank accounts of Seller; and (c) Purchaser shall provide replacement bank accounts, form a special purpose entity to be the borrower of the Mortgage Loan, and offer to provide a guarantor of environmental liabilities and so-called non‑recourse carve-out liabilities and otherwise Purchaser shall satisfy all commercially reasonable requirements of Mortgage Lender set forth in the Mortgage Loan Documents.
4.6.3.    Following the failure of Lessor to exercise the right of first offer described in Section 9.3.3 of this Agreement, Seller shall be responsible for notifying Lender of the request for the Mortgage Loan Assumption, providing Lender with an executed copy of this Agreement, and requesting a Mortgage Loan Assumption application (the “Assumption Application”) from Mortgage Lender, Purchaser shall provide Mortgage Lender with a check or wire (payable to Mortgage Lender) in the amount of $[TBD] (the “Application Fee,” representing the $[TBD] non-refundable application fee and $[TBD] retainer fee for third party reports and legal services) due to Mortgage Lender, not later than five (5) Business Days after the date that Seller provides Purchaser with the Assumption Application addressed to Purchaser and the amount of the Application Fee required by Mortgage Lender, along with all information and signed documentation, required in order for Seller to submit a Mortgage Loan Assumption application to Mortgage Lender in accordance with the terms of the Mortgage Loan Documents and Mortgage Lender’s standard policies and procedures. Upon receipt of such funds and information, Seller shall promptly submit the Mortgage Loan Assumption Application to the Mortgage Lender.
4.6.4.    Following submission of the Mortgage Loan Assumption Application to the Mortgage Lender, Purchaser shall promptly commence and thereafter diligently pursue and use commercially reasonable efforts to obtain the Mortgage Loan Assumption. Purchaser shall take the lead in the Mortgage Loan Assumption process. Seller agrees to reasonably and diligently cooperate with Purchaser and the Mortgage Lender to facilitate a timely approval of the Mortgage Loan Assumption.

Exhibit 2.2

4.6.5.    Provided the Mortgage Lender approves the Mortgage Loan Assumption, then, at Closing, Purchaser, Seller, and the Mortgage Lender shall execute and deliver to Escrow Agent such documents as are necessary for Purchaser to consummate the Mortgage Loan Assumption, with such documents to be reasonably satisfactory in form and substance to each of Purchaser, Seller, and the Mortgage Lender and their respective counsel, and the parties here agree not to unreasonably withhold, condition or delay their consent to such documents (the “Mortgage Loan Assumption Documents”). Purchaser shall keep Seller informed as to the status of the Mortgage Loan Assumption, shall copy Seller on all written and email correspondence to and from the Mortgage Lender (excluding any confidential or proprietary information), and shall promptly and completely respond (in no event more than five (5) Business Days) to any reasonable requests from the Mortgage Lender for information, documents or materials concerning Purchaser, or the Property to the extent that Purchaser has such information, documents or materials (the “Mortgage Loan Assumption Obligations”).
4.6.6.    Both Purchaser and Seller shall give the other party prompt written notice of any communication it receives from the Mortgage Lender indicating that the Mortgage Lender does or does not approve Purchaser as substitute borrower, or that the Mortgage Lender will require modifications to the Mortgage Loan that are not acceptable to Purchaser as a condition to approving the Mortgage Loan Assumption. Seller shall also cooperate in all reasonable respects with the Mortgage Loan Assumption, including promptly responding to any questions or requests for information for Mortgage Lender in connection therewith.
4.6.7.    If the Mortgage Lender requires Purchaser to take on any materially expanded obligations or requirements under the Mortgage Loan Documents that substantively or adversely affect Purchaser’s rights under the Mortgage Loan Documents or the financial terms of the Mortgage Loan (a “Mortgage Loan Termination Event”), then Purchaser shall give prompt written notice thereof to Seller, and Seller and Purchaser shall thereafter diligently work together for a period of ten (10) calendar days in good faith with the Mortgage Lender to attempt to resolve any such Mortgage Loan Termination Event issues that are not acceptable to Purchaser in its sole discretion. If, at the end of such ten (10) calendar day period, either (a) the Mortgage Lender has not agreed to approve the Mortgage Loan Assumption without such Mortgage Loan Termination Event issues, or (b) Seller and Purchaser have not been able to negotiate modifications to such Mortgage Loan Termination Event issues that are acceptable to Purchaser in its sole discretion (subject to the requirements of this Section 4.6), then Purchaser shall have the right to terminate this Agreement by delivering written notice thereof to Seller delivered within five (5) Business Days following such ten (10) calendar day period, in which case the Earnest Money shall be returned to Purchaser in accordance with Section 3.1 and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement. Purchaser shall not be required to accept any materially expanded obligations or requirements to the Mortgage Loan Documents.
4.6.8.    If the Mortgage Lender fails to approve the Mortgage Loan Assumption, or rejects the Mortgage Loan Assumption, in either case prior to December 29, 2017, then this Agreement shall terminate upon written notice from either Purchaser or Seller to the other, the Earnest Money shall be returned to Purchaser in accordance with Section 3.1 and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement.
4.6.9.    At Closing or at such earlier date required by the Mortgage Lender, Purchaser shall pay any and all fees, expenses and other costs charged or incurred by the Mortgage Lender (and/or their servicers and any applicable rating agencies) in connection with the Mortgage Loan Assumption,

Exhibit 2.2

including, without limitation, any transfer or assumption fees, the Application Fee, review fees, processing fees, and any other costs and expenses, including the Mortgage Lender’s and its servicer’s legal fees, or with the Mortgage Lender’s other due diligence requirements (collectively, the “Loan Fees”).
4.6.10.    This Section 4.6 shall survive the Closing or termination of this Agreement.
5.    STATUS OF TITLE TO PROPERTY
5.1    State of Title.
At Closing, Seller shall convey to Purchaser the MOB Property, subject only to: (i) those covenants, conditions and restrictions of record which are reviewed and approved by Purchaser pursuant to Section 5.3 below, (ii) ad valorem taxes and special assessments not yet due and payable with respect to the MOB Property, (iii) the Leases and (iv) the Ground Lease (collectively “Permitted Exceptions”).
5.2    Preliminary Evidence of Title.
5.2.1.    Title Commitment. Seller has delivered to Purchaser Seller’s current title insurance policy on the MOB Property. Purchaser shall obtain a current commitment for an owner’s title insurance policy (the “Title Commitment”), in the amount of the Purchase Price, issued by Escrow Agent as agent for Commonwealth Land Title Insurance Company(the “Title Insurer”).
5.2.2.    Survey. Seller has delivered to Purchaser a copy of the most recent survey of the Land heretofore obtained by Seller (the “Survey”). Purchaser shall have the right to either update the Survey or to cause a new survey of the MOB Property to be prepared by a surveyor selected by Purchaser.
5.3    Defects. If the Title Commitment (or any revision or update thereof) or Survey (or any replacement, revision or update thereof obtained by Purchaser) discloses exceptions to title which are objectionable to Purchaser other than any documents evidencing the Mortgage Loan to be assumed by Purchaser as provided in Section 4.6 hereof (a “Defect”), Purchaser shall so notify Seller prior to the expiration of the Title Objections Deadline (as such term is defined in the Master Transaction Agreement). Seller shall have fifteen (15) calendar days from the date of such notice to have each Defect corrected to the satisfaction of Purchaser, and if such fifteen (15) calendar day period extends beyond Closing, then the date for Closing and the date for closing under each of the Other Contracts (as defined in Section 9.3.2 herein) shall be extended accordingly. If within the time specified, Seller fails to have each Defect deleted or corrected as aforesaid, Purchaser may, at its option, either (i) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement except for those obligations which expressly survive termination of this Agreement, or (ii) elect to consummate the Closing and accept title to the MOB Property subject to all such exceptions to title (in which event, all such exceptions to title shall be deemed approved by Purchaser and shall be “Permitted Exceptions”). If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). Notwithstanding the foregoing, Seller shall cure (by causing the same to be released at or prior to Closing) any Defects relating to (i) any liens created by or through Seller, and (ii) any judgments against Seller affecting the MOB Property; and failure to cure any such Defects shall constitute a default by Seller hereunder, and, notwithstanding

Exhibit 2.2

any other provision of this Agreement, Purchaser shall have the right to apply all or part of the Purchase Price to payment in full of the Defects set forth in this sentence.
5.4    Additional Defects. From and after the date of the Title Commitment, Purchaser may from time to time make further examinations of the title to the Property and update the Survey, and Purchaser may object to any matters of title first appearing of record after the effective date of such Title Commitment by giving Seller written notice of any such defects or objections. Seller shall thereafter have until the Closing Date (or such longer period as Purchaser, in its sole discretion, consents to in writing) in which to cure or terminate any such defect or objection. If Seller is unable or refuses to remove or cure such additional title objections, then Purchaser shall be entitled to exercise the same rights enumerated in Section 5.3 hereof.
6.    CLOSING
6.1    Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the MOB Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur on the Closing Date (as defined in the Master Transaction Agreement). The Closing shall occur through an escrow with Escrow Agent under which all monies and documents required to be delivered hereunder shall be deposited in escrow in accordance with reasonable and customary closing escrow instructions delivered jointly or separately by Seller and Purchaser. The term “Business Day” shall mean any day, exclusive of Saturdays or Sundays, on which Escrow Agent is open for business.
6.2    Closing Documents.
6.2.1.    Seller. On the Closing Date, Seller shall deliver to Purchaser each of the following (duly executed by Seller or Meadows & Ohly, LLC, if applicable):
6.2.1.1.    a limited warranty deed containing a limited warranty of title, subject only to the Permitted Exceptions, sufficient to transfer and convey to Purchaser the Improvements in fee simple as required by this Agreement, and otherwise in a form acceptable to the Title Insurer for purposes of issuing the Title Policy (as defined in Section 9.1.3 herein), in the form set forth in Schedule 6.2.1.1 attached hereto and incorporated herein by reference (the “Limited Warranty Deed”);
6.2.1.2.    an assignment of the Ground Lease containing a limited warranty of title, subject only to the Permitted Exceptions, sufficient to transfer and convey to Purchaser the leasehold estate as required by this Agreement, and otherwise in a form acceptable to the Title Insurer for purposes of issuing the Title Policy, in the form set forth in Schedule 6.2.1.2 hereof (the “Assignment of Ground Lease”);
6.2.1.3.    two counterparts of a bill of sale, in the form of Schedule 6.2.1.3 attached hereto and incorporated herein by reference;
6.2.1.4.    a letter to each of the tenants under the Leases in the form of Schedule 6.2.1.4 attached hereto and incorporated herein by reference;

Exhibit 2.2

6.2.1.5.    a letter to each of the other parties to the Assumed Contracts in the form of Schedule 6.2.1.5 attached hereto and incorporated herein by reference;
6.2.1.6.    any and all affidavits, undertakings, certificates or other documents customarily required by the Title Insurer in order to cause it to issue the Title Policy;
6.2.1.7.    two counterparts of an assignment of the Leases and security deposits, in the form of Schedule 6.2.1.7 attached hereto and incorporated herein by reference (the “Assignment of Leases”);
6.2.1.8.    two counterparts of an assignment of all Assumed Contracts in the form of Schedule 6.2.1.8 attached hereto and incorporated herein by reference (the “Assignment of Contracts”);
6.2.1.9.    two counterparts of an assignment of the Intangible Personal Property, in the form of Schedule 6.2.1.9 attached hereto and incorporated herein by reference (the “Assignment of Intangibles”);
6.2.1.10.    an updated rent roll (the “Rent Roll”) in the form of Schedule 7.1.4 attached hereto and incorporated herein by reference, certified by Seller as being true, accurate and complete as of Closing, including without limitation, (i) a schedule of all past-due but uncollected rent and other sums owed by tenants, (ii) current rental rates and rent steps, (iii) escalations, (iv) security deposits, (v) unit number; (vi) name of tenant; (vii) the date through which the tenant’s rental is paid; (viii) the expiration date of such tenant’s lease; (ix) renewal options, if any; and (x) outstanding tenant improvement allowances;
6.2.1.11.    all original Leases and amendments thereto (or if unavailable, copies thereof) certified by Seller as being (i) true, accurate, and complete as of Closing; and (ii) the entirety of the Leases affecting the MOB Property as of Closing;
6.2.1.12.    all original Assumed Contracts (or if unavailable, copies thereof), certified by Seller as being (i) true, accurate, and complete as of Closing; and (ii) the entirety of the Assumed Contracts relating to the MOB Property as of Closing;
6.2.1.13.    any and all documentation or items constituting Intangible Personal Property in the possession or control of Seller (or its agents);
6.2.1.14.    all original Estoppel Certificates (as hereinafter defined) in the form of Schedule 9.1.5 attached hereto and incorporated herein by reference received by Seller;
6.2.1.15.    to the extent in the possession or control of Seller (or its agents), all keys and pass cards for the MOB Property, with identification of the lock to which each such item relates;
6.2.1.16.    Seller’s affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

Exhibit 2.2

6.2.1.17.    a certificate executed by Seller setting forth Seller’s address and taxpayer identification number and certifying that Seller is a resident of the State of Georgia for purposes of Georgia’s nonresident withholding tax;
6.2.1.18.    assignments of all non-cash security deposits under the Leases and all other related documents as are sufficient to enable Purchaser to convert the same into cash upon complying with the terms thereof;
6.2.1.19.    Commercial Real Estate Broker’s Lien Waiver executed by Cain Brothers RE LLC (“Cain Brothers”);
6.2.1.20.    certified copies of the resolution of the general partners of Seller authorizing the transaction contemplated hereby, as well as an incumbency certificate for the individuals executing the closing documents on behalf of Seller, together with a certificate of existence and certified organizational documents of Seller and its general partner;
6.2.1.21.    evidence of approval of the required number of limited partners of Seller as contemplated by Section 9.3.1 below;
6.2.1.22.    Seller’s Reaffirmation and Re-certification (as defined in Section 7.4 herein);
6.2.1.23.    an original Ground Lessor Estoppel (as defined in Section 9.1.6);
6.2.1.24.    three counterparts of the Holdback Escrow Agreement in the form attached hereto as Schedule 6.2.1.24 (the “Holdback Escrow Agreement”);
6.2.1.25.    two counterparts of a management agreement for the MOB Property between Meadows & Ohly, LLC, as manager, and Purchaser or an Affiliate of Purchaser, as owner, in the form attached hereto as Schedule 6.2.1.25 (the “MOB Management Agreement”);
6.2.1.26.    all other documents required to be delivered by Seller or Meadows & Ohly, LLC to Purchaser and its Affiliates pursuant to the Master Transaction Agreement;
6.2.1.27.    the Mortgage Loan Assumption Documents; and
6.2.1.28.    all other documents reasonably and customarily required in order to perfect the conveyance, transfer and assignment of the MOB Property to Purchaser.
6.2.2.    Purchaser. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller at Closing each of the following (duly executed by Purchaser, if applicable):
6.2.2.1.    the Purchase Price;
6.2.2.2.    the Assignment of Ground Lease;
6.2.2.3.    two counterparts of the Assignment of Leases;
6.2.2.4.    two counterparts of the Assignment of Contracts;

Exhibit 2.2

6.2.2.5.    two counterparts of the Assignment of Intangibles;
6.2.2.6.    a lien waiver and release from all real estate brokers, if any, employed by Purchaser in connection with the transaction contemplated by this Agreement;
6.2.2.7.    three counterparts of the Holdback Escrow Agreement;
6.2.2.8.    two counterparts of the MOB Management Agreement;
6.2.2.9.    if Purchaser is a corporation or limited liability company, certified copies of the corporate or member resolution of Purchaser authorizing the transaction contemplated hereby, as well as an incumbency certificate for the individuals executing the closing documents on behalf of Purchaser, together with a certificate of existence and certified articles of incorporation or organization, as the case may be, and in the case of a limited liability company, Purchaser’s operating agreement;
6.2.2.10.    all other documents required to be delivered by Purchaser or Affiliates of Purchaser to Seller or Meadows & Ohly, LLC pursuant to the Master Transaction Agreement;
6.2.2.11.    all other documents reasonably and customarily required in order to effect the conveyance, transfer and assignment of the MOB Property to Purchaser; and
6.2.2.12.    the Mortgage Loan Assumption Documents.
6.2.3.    Joint. On the Closing Date, Purchaser and Seller shall each deliver to the other duly executed counterparts of (i) a closing statement (to be prepared by Escrow Agent and approved by Seller and Purchaser), and (ii) any transfer tax declarations, change of ownership forms of other similar instruments as may be required by law.
6.3    Credits and Prorations.
6.3.1.    Prorations. The following shall be apportioned with respect to the MOB Property, based on the number of days Seller and Purchaser each own the MOB Property in the year and month in which the Closing occurs, as of 12:01 a.m. Eastern Standard Time on the Closing Date, as if Purchaser were vested with title to the MOB Property during the entire day of Closing:
6.3.1.1.    Rentals (as defined in Section 6.3.2.4 herein), revenues, and other income, if any, from the MOB Property, and taxes, assessments, and other expenses, if any, affecting the MOB Property (including any assessments or charges payable in connection with any declarations, covenants or easements affecting the MOB Property);
6.3.1.2.    taxes and assessments (including, without limitation, personal property taxes on the Tangible Personal Property and sewer charges) levied against the MOB Property;
6.3.1.3.    prepayments and accrued amounts prepaid or owing under any Assumed Contracts relating to the MOB Property;

Exhibit 2.2

6.3.1.4.    gas, electricity and all other expenses incurred in operating the MOB Property that Seller customarily pays, and any other costs incurred by Seller in the ordinary course of business or the management and operation of the MOB Property, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (which Seller shall cause to be read not more than two (2) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;
6.3.1.5.    all other expenses pertaining to the MOB Property (other than insurance premiums which shall not be prorated); and
6.3.1.6.    ground rental payable under the Ground Lease.
6.3.2.    Method of Prorations. Notwithstanding anything contained in the foregoing provisions:
6.3.2.1.    at Closing, (A) Seller shall credit to the account of Purchaser the amount of all security deposits (together with interest required to be paid thereon) held or required to be held by Seller under the Leases; (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Premises which are duly assigned to Purchaser at Closing; and (C) Seller shall credit to Purchaser any and all prepaid Rentals, along with any prepaid monthly rent applicable to the period on or subsequent to the Closing Date (“Prepaid Rentals”);
6.3.2.2.    Real property ad valorem taxes applicable to the MOB Property for the calendar year in which the Closing occurs shall be prorated as of the Closing Date between Seller and Purchaser, and said proration will be based upon the most recently available tax information and valuation with respect to the MOB Property or upon the actual tax bills if they have been prepared and issued. Purchaser and Seller shall make adjustments between themselves post-Closing, if necessary, based on the actual tax bills for the MOB Property, to correct the proration of taxes at Closing within thirty (30) days of the issuance of final tax bills. Seller shall be responsible for all charges or assessments incurred against the MOB Property up to and including the Closing Date.
6.3.2.3.    Seller shall be responsible for the payment of, or providing Purchaser with a credit against the Purchase Price equal to, all Tenant Inducement Costs and leasing commissions which are set forth in a Lease existing as of the Effective Date, which are not payable prior to the Closing Date. With respect to Tenant Inducement Costs or leasing commissions relating to Leases, or any modification, amendment, restatement or renewal thereto, entered into after the Effective Date with Purchaser’s consent in accordance with Section 4.3 hereof (hereinafter referred to as a “New Lease”), Seller and Purchaser agree that such costs and commissions shall be prorated over the term of any New Lease with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of the particular New Lease. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the forgoing provisions, Purchaser shall reimburse Seller therefor at Closing. If, as of the Closing Date, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible, Purchaser shall receive a credit at Closing in such amounts. For purposes hereof, the term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation,

Exhibit 2.2

tenant improvement costs, lease buyout costs, moving, design and refurbishment allowances. The term “Tenant Inducement Costs” shall not include legal fees or loss of income resulting from any free rental period; it being agreed that Seller shall bear the loss resulting from any free rental period occurring prior to the Closing Date and that Purchaser shall bear such loss from any free rental period occurring after the Closing Date.
6.3.2.4.    Purchaser shall receive all Rentals accruing on and after the Closing Date, and Seller shall receive all Rentals accruing prior to the Closing Date. For purposes herein, “Rentals” shall mean non-delinquent rent, including fixed monthly rentals, additional rentals, and all other sums and charges payable by the tenants under the Leases. Any and all Rentals collected by Seller after Closing attributable to periods from and after the Closing Date shall be promptly remitted to Purchaser. Rentals are “delinquent” when payment thereof is due prior to but has not been made by the Closing Date (the “Delinquent Rentals”). Delinquent Rentals collected by Seller and Purchaser after the Closing Date shall be delivered by the recipient as follows: Within fifteen (15) days after the receipt thereof, Seller and Purchaser agree that all Delinquent Rentals received by Seller or Purchaser shall be applied first to then current Rentals, and then to Delinquent Rentals, in inverse order of maturity. At Closing, Seller shall deliver to Purchaser a schedule of all past due but uncollected rent and other sums owed by tenants, and Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter. Percentage rent attributable to revenues or sales at the Premises for the year in which Closing occurs, if any, shall be prorated on a straight line basis for the year in which Closing occurs based on the number of days Seller and Purchaser each own the MOB Property in the year in which the Closing occurs.
6.3.2.5.    Seller, as landlord under the Leases, is currently collecting from tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the MOB Property (such expenses, collectively “Expenses” and such collections, collectively “Collections”). Non-delinquent Collections for the month in which Closing occurs shall be prorated in the same manner as other Rentals. Prior to Closing, Seller shall reconcile with all tenants under the Leases all Collections and Expenses for the calendar year prior to the year of Closing. Subsequent to Closing, Purchaser shall calculate adjustments for Expenses incurred and Collections received for the year of Closing and shall prepare and present to Seller a calculation of the Collections received and Expenses incurred by each of Seller and Purchaser attributable to each party’s period of ownership. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation. Either party may inspect the other’s books and records related to the MOB Property to confirm the calculation. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all loss, cost, damage or expense incurred by Purchaser (including but not limited to reasonable attorneys’ fees) resulting from any amounts Seller is required to refund or credit to tenants because Collections for calendar years prior to the year of Closing and that portion of the year of Closing prior to Closing exceeded Expenses for such period (including such amounts arising from tax refunds received by Seller), and at Purchaser’s request, Seller shall pay directly to such tenants such amounts which are payable to the tenants under the Leases and deliver to Purchaser evidence of such payment within thirty (30) days of Seller’s receipt of Purchaser’s request.
6.3.2.6.    Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment provided written notice thereof is given to the other party within one (1) year of Closing.

Exhibit 2.2

6.3.2.7.    Seller reserves the right to meet with governmental officials and to contest any reassessment governing or affecting Seller’s obligations under this Section 6.3, and the right to contest any assessment of the MOB Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid; provided, however, Seller shall give Purchaser prior written notice of such meetings (including the purpose of such meetings) and shall allow representatives of Purchaser to attend such meeting at Purchaser’s request. Seller shall retain all rights with respect to any refund of taxes applicable to any period ending prior to the Closing Date.
6.3.3.    Closing Costs. Except as otherwise specifically set forth in this Agreement, the closing costs and other costs incurred in connection with the transactions contemplated by this Agreement shall be paid as follows: (i) Seller shall pay the premium for the Title Policy (inclusive of any extended coverage endorsement providing for the deletion of the standard printed exceptions, but exclusive of any other endorsements to the Title Policy desired by Purchaser); (ii) all recording charges and fees, including transfer taxes or similar taxes, due and payable upon the recording of the Limited Warranty Deed and the Assignment of Ground Lease, and escrow fees charged by Escrow Agent shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; (iii) except as provided in clause (i) above, all cost of endorsements to the Title Policy; reinsurance or coinsurance requested by Purchaser; the cost of any update or revision of the Survey obtained by Purchaser; and all costs incurred by Purchaser in connection with Purchaser’s due diligence investigation of the MOB Property shall be paid by Purchaser; (iv) the costs of recording any document necessary to remove any Defects when Seller is obligated to cure shall be paid by Seller; (v) Seller and Purchaser shall be responsible for the fees of their respective attorneys; and (vi) Purchaser shall pay the Loan Fees as set forth in Section 4.6.9 hereof.
6.3.4.    Survival. The obligations under this Section 6.3 shall survive Closing.
6.3.5.    Possession. Upon Closing, Seller shall deliver to Purchaser possession of the MOB Property, subject to such matters as are permitted by or pursuant to this Agreement
6.4    Casualty Loss and Condemnation.
If, prior to Closing, the Premises or any part thereof shall (i) be condemned or transferred in lieu of condemnation, (ii) become the subject of pending or threatened condemnation proceedings, or (iii) be destroyed or damaged by fire or other casualty, then Seller shall so notify Purchaser in writing, and:
6.4.1.    Material Event. If such event (a) would result (in Purchaser’s reasonable opinion) in costs to restore in excess of ten percent (10%) of the Purchase Price, or (b) would result in any (i) loss of access to the Premises which causes the Premises to fail to comply with applicable law or code, or (ii) loss of parking at the Premises which causes the Premises to fail to comply with applicable law or code, or (c) would entitle subtenants occupying 10% or more of the rentable square feet of the medical office building constructed on the Land (the “MOB”) to terminate their Leases, or (d) would result in the termination of the Ground Lease or give Ground Lessor a right to terminate the Ground Lease (any such event, a “Material Event”), then Purchaser shall have the option either to (i) terminate this Agreement (by Purchaser’s delivery of written notice to Seller within twenty (20) days of Purchaser’s receipt of notice of the applicable event) or (ii) consummate the transaction contemplated by this Agreement notwithstanding such

Exhibit 2.2

condemnation, destruction or damage. If Purchaser elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Seller shall credit Purchaser for the amount of all deductibles under any insurance policies and further shall execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If Purchaser elects to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage, any material repair or restoration work carried out by Seller following such casualty or condemnation shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld, conditioned or delayed and Seller shall be entitled to retain such portion of the condemnation proceeds or proceeds of insurance policies as is necessary to reimburse Seller for the direct cost of such work paid to unrelated third parties. If Purchaser elects to terminate this Agreement, this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except as set forth in Sections 9.1.1, 10, 12.6 and 12.15; and
6.4.2.    Nonmaterial Event. If such event is not a Material Event, Purchaser shall be required to proceed to Closing, but shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Seller shall credit Purchaser for the amount of all deductibles under any insurance policies and further shall execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.
7.    REPRESENTATIONS AND WARRANTIES
7.1    Seller Representations and Warranties. Seller represents and warrants to Purchaser that as of the Effective Date:
7.1.1.    Seller is a limited partnership, duly organized and validly existing under the laws of the State of Georgia and is in good standing under the laws of the State of Georgia, and, subject to the approval of the limited partners of Seller as provided in Section 9.3.1 of this Agreement, has full power and lawful authority under Seller’s organizational documents to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement. Except for the approval of the limited partners of Seller provided in Section 9.3.1 offer, all actions necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement to be executed on behalf of Seller) have been taken. Seller’s execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require any notice or consent under, any of Seller’s organizational documents, except as provided in Section 9.3.1;
7.1.2.    Seller has not entered into any purchase and sale contract, letter of intent, or any other agreement to dispose of its interest in the MOB Property or any part thereof, except for this Agreement.
7.1.3.    There are no outstanding state or federal tax liens, claims or demands against Seller which constitute or will constitute a lien against the MOB Property;

Exhibit 2.2

7.1.4.    Schedule 7.1.4 attached hereto and incorporated herein by reference is a rent roll containing a true and complete list and description of all leases and any amendments thereto and any other revenue generating agreements (such as antenna license agreements and vending agreements) and the information with respect to each (the “Leases”) affecting the Premises, and all information on Schedule 7.1.4 is true and complete in all material respects as of the date shown on Schedule 7.1.4. Seller has delivered to Purchaser (or will do so within five (5) Business Days following the Effective Date) true and complete copies of the Leases. Seller is the landlord under each Lease and has not assigned any interest therein to any other person, other than collateral assignments to the Lender. There are no Leases affecting the Premises which are not listed on Schedule 7.1.4 and which have not been delivered to Purchaser. Except as otherwise described on Schedule 7.1.4, Seller has not given to, and to Seller’s Knowledge (as defined in Section 7.2 herein) has not received from, any tenant any written notice of default which is currently outstanding. To Seller’s Knowledge, no tenant under any of the Leases is in bankruptcy.
7.1.5.    There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts for leasing activities with respect to the MOB Property except as set forth in Schedule 7.1.5 attached hereto and incorporated herein by reference.
7.1.6.    All of the service, management, maintenance, repair, parking, employment, construction, leasing, and other contracts relating to the ownership and operation of the MOB Property are listed on Schedule 7.1.6 attached hereto and incorporated herein by reference (the “Contracts”) and the information set forth on Schedule 7.1.6 is true and correct in all material respects. Seller has delivered to Purchaser complete copies of all Contracts listed on Schedule 7.1.6 (or will do so within five (5) Business Days following the Effective Date). Seller has not given to, or to Seller’s Knowledge received from, any other party to a Contract any written notice of default.
7.1.7.    Seller owns leasehold title to the Land and fee simple title to the Improvements and has not assigned or encumbered the MOB Property or any interest therein other than pursuant to the Mortgage Loan Documents.
7.1.8.    The MOB Property, together with the Excluded Assets, constitute all interests in all assets owned or controlled by Seller, and any of its Affiliates located at or used in connection with the operation of the MOB Property.
7.1.9.    Seller has no employees. Neither Seller nor Meadows & Ohly, LLC, its property manager, is a party to any collective bargaining agreement or other agreement with any labor union.
7.1.10.    Seller has not received written notice of violation of any laws relating to the MOB Property and, to Seller’s Knowledge, there are no existing violations of any laws relating to the MOB Property.
7.1.11.    To Seller’s Knowledge, the MOB Property is in compliance with all recorded documents affecting the use of the MOB Property.
7.1.12.    The Improvements are currently known as Kennestone Outpatient Pavilion. Seller has taken no action to register its rights to the use of such name but has received no notice from third parties challenging Seller’s rights to use such name for the Improvements.

Exhibit 2.2

7.1.13.    Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property, or any portion thereof.
7.1.14.    Seller has made, or will make, available to Purchaser a true and complete copy of the licenses and permits now held Seller in connection with the ownership and operation of the MOB Property (the “Licenses and Permits”). A complete listing of the Licenses and Permits is attached hereto as Schedule 7.1.14. As of the Closing, all such Licenses and Permits will be in effect. Seller shall close or caused to be closed any open building permits obtained by Seller for which all work has been performed or open notices of violation prior to Closing.
7.1.15.    At Closing, there will be no incomplete construction projects at affecting the Premises, except for (a) the tenant upfit work being performed by tenants under the Leases pursuant to design and construction contracts held by and in the name of such tenants, and (b) the tenant upfit work being performed in the name of Seller and the capital improvement construction projects, each of which is scheduled on Schedule 7.1.15 attached hereto.
7.1.16.    Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and is able to repay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its Property, which has not been duly and fully discharged prior to the Effective Date.
7.1.17.    Except as set forth on Schedule 7.1.17 attached hereto and incorporated herein by reference, Seller has not been served with any litigation which is still pending against Seller with respect to its ownership or operation of the MOB Property, there are no actions, suits, claims, demands, condemnation proceedings, or any other proceedings of any kind or nature, legal or equitable, affecting the MOB Property or any portion thereof, and there are no liens, special assessments, easements, reservations, restrictions, covenants or encumbrances other than matters of public record or contained within any of the Leases affecting the Premises;
7.1.18.    Except as may be set forth in those environmental reports and other matters, if any, identified in the reports described or otherwise described on Schedule 7.1.18 attached hereto and incorporated herein by reference (collectively, the “Environmental Reports”), all such reports and other detailed information having been provided to Purchaser on or prior to the Effective Date, (i) Seller has received no notification, written or otherwise, from any individual, corporation, governmental agency, bureau or authority which pertains to or concerns the environmental or ecological condition of the MOB Property, and the environmental and ecological condition of the Premises is not in violation of any law, ordinance, rule or regulation applicable thereto; and (ii) Seller has not commissioned any study relating to the presence or absence of Hazardous Materials on the Premises. Other than as disclosed in the Environmental Reports, Seller has no actual or constructive knowledge that levels of Hazardous Materials have been present in, on

Exhibit 2.2

or under the Premises in violation of any applicable laws regulating or governing Hazardous Materials (“Environmental Laws”). Except as disclosed in the Environmental Reports, Seller has received no written notice from any neighboring property owner or other third party asserting any violation of Environmental Laws related to the Premises which is ongoing as of the Effective Date. Anything to the contrary herein notwithstanding, Seller shall have no responsibility or liability with respect to the results or any inaccuracies in any of the Environmental Reports, and makes no representations or warranties whatsoever regarding (i) the completeness of the Environmental Reports or (ii) the truth or accuracy of the Environmental Reports. “Hazardous Materials” shall mean: (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section  9601 et seq.), as amended from time to time, and the Superfund Amendments and Reorganization Act of 1986, as amended from time to time, and regulations promulgated thereunder; (c) asbestos; (d) polychlorinated biphenyls; (e) petroleum, petroleum by-products or petroleum constituents; (f) any substance the presence of which is prohibited by any governmental requirement; and (g) any other substance which by any governmental requirement requires special handling in its collection, storage, treatment or disposal.
7.1.19.    Seller has not received written notice from any insurance carrier of defects or inadequacies in the MOB Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.
7.1.20.    To Seller’s Knowledge, the MOB Property and the use thereof for the existing purposes, and the condition thereof do not violate in any material respect the terms of the Ground Lease or any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal Environmental Law or regulation or any building code or fire code applicable to any of the MOB Property.
7.1.21.    To Seller’s Knowledge, there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the MOB Property from any highway or road leading directly to or abutting any part of the MOB Property.
7.1.22.    To Seller’s Knowledge: (a) Seller and each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “OFAC List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as defined below); and (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment is prohibited by law or is in violation of law.
7.1.23.    Attached hereto as Schedule 7.1.23 is a true and complete list of all the loan documents evidencing and/or securing the Mortgage Loan (as defined below) for the MOB Property (including all amendments and modifications, the “Mortgage Loan Documents”); true and complete copies

Exhibit 2.2

of the Mortgage Loan Documents have been made available to Purchaser for inspection. Seller has not received any written notice from the Mortgage Lender alleging that an Event of Default (as defined in the Mortgage Loan Documents) has occurred pursuant to the Mortgage Loan Documents that remains uncured, and, to Seller’s Knowledge, no Event of Default (as defined in the Mortgage Loan Documents) exists under the Mortgage Loan Documents. As of the Effective Date, Seller has been advised by the Mortgage Lender that Seller is not currently required to carry flood insurance with respect to the Property.
7.1.24.    The Ground Lease is in full force and effect and has not been amended, modified or supplemented in any way that has not been disclosed to Purchaser. No default or breach on the part of Lessor or Seller, as lessee, exists under the Ground Lease as of the Effective Date and no event or situation exists which would, with the passage of time, constitute an event of default under the Ground Lease by Seller or Lessor. No default or breach under the Ground Lease on the part of Seller will exist as of the Closing.
7.1.25.    A subdivision shall not be required for the lawful conveyance to Purchaser of Seller’s leasehold interest in the Land or Seller’s fee simple interest in the Improvements.
7.2    Seller’s Knowledge. When used in this Agreement, the term “Seller’s Knowledge” shall mean and be limited to the actual (and not constructive) knowledge of those officers and representatives of Seller who are responsible for the development, management, maintenance, leasing and operation of the MOB Property after conducting a review of Seller’s internal files and the internal files of Meadows & Ohly, LLC on the MOB Property.
7.3    Pre-Closing Disclosures and Updates. Any and all representations and warranties made by Seller in Section 7.1 shall be updated by Seller delivering written notice to Purchaser in order to reflect any fact, matter or circumstance of which Seller becomes aware that would make any of Seller’s representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a “Pre-Closing Disclosure”). Seller shall provide Purchaser, five (5) Business Days prior to Closing, an updated Rent Roll and profit and loss statement for the MOB Property. In the event that Seller updates any exhibit, schedule, representation or warranty during the period commencing on the date which is two (2) Business Days prior to the expiration of the Inspection Period and ending upon the expiration of the Inspection Period, the Inspection Period shall be extended for two (2) Business Days. If Seller makes a material update to any exhibit, schedule, representation or warranty from and after the expiration of the Inspection Period, Purchaser shall have the right to terminate this Agreement on or before the date that is (2) Business Days after the date of such material update, and such termination shall be treated for all purposes as a termination by Purchaser prior to the expiration of the Inspection Period.
7.4    Seller’s Reaffirmation and Re-Certification. As of Closing, Seller shall reaffirm as true and correct in all material respects each of the representations and warranties set forth in Section 7.1, as such representations and warranties may be updated with Pre-Closing Disclosures, if necessary (“Seller’s Reaffirmation and Re-Certification”).
7.5    Survival. The representations and warranties set forth in Section 7.1 subject to modifications thereto as a result of any Pre-Closing Disclosure, and the indemnifications set forth in Section 7.6 shall survive the Closing, but only for a period of one (1) year thereafter, and not

Exhibit 2.2

otherwise. Except as may be otherwise specifically set forth in this Agreement, the obligation of the parties under this Agreement shall not survive the Closing or any termination of this Agreement.
7.6    Indemnification.
7.6.1.    Seller shall indemnify, save, pay, defend and hold harmless Purchaser, its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (each an “Indemnitee”) from and against any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever (each an “Indemnification Loss”) incurred by any Purchaser’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Seller in this Agreement, (ii) any breach by Seller of any of its covenants or obligation under this Agreement arising from and after Closing, and (iii) any Retained Liabilities.
7.6.2.    Indemnification Procedure. Notice of Indemnification Claim. If any of Indemnitee is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), Seller shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to Seller promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or, with respect to any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding brought against the Indemnitee by a person which is not an Affiliate of the Indemnitee (a “Third-Party Claim”) for which indemnification is sought, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.
7.6.3.    Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by Seller, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the parties may agree in writing.
7.6.4.    Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, Seller shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for Seller who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Seller’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) Seller shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by Seller. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without Seller’s prior written consent. If Seller elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

Exhibit 2.2

7.6.5.    Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against Seller for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Seller until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or (ii) involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.
7.6.6.    Holdback. Seller agrees to escrow $1,314,738.00 of its net closing proceeds with the Escrow Agent (the “Holdback”) as security for the indemnity obligations hereunder pursuant to the Holdback Escrow Agreement.  If no Indemnification Claim has been made as of the end of the six (6) month anniversary of the Closing Date, then Escrow Agent shall release fifty percent (50%) of the Holdback to Seller. If no Indemnification Claim has been made as of the end of the twelve (12) month anniversary of the Closing, then Escrow Agent shall release the balance of the Holdback to Seller.
7.7    Purchaser Representations and Warranties. Purchaser hereby represents and warrants to Seller that:
7.7.1.    Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Maryland. Purchaser has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part.
7.7.2.    No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority is required to be obtained or made in connection with the execution, delivery and performance of its Agreement by Purchaser or any of Purchaser’s obligations in connection with the transactions required or contemplated hereby which has not been obtained.
7.7.3.    Purchaser’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the MOB Property, will not (a) conflict with or result in any violation of its organizational documents, (b) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Purchaser is a party, or (c) violate any applicable law relating to Purchaser.
7.7.4.    Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, which remains pending, or (d) suffered the attachment or other judicial seizure of all, or substantially all of Purchaser’s assets, which remains pending.
7.7.5.    There are no pending actions, suits, arbitration, claims or proceedings at law or in equity affecting in any material respect Purchaser’s ability to consummate the transaction contemplated hereby.

Exhibit 2.2

7.7.6.    Purchaser is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other OFAC List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Purchaser constitute property owned, directly or indirectly, by any Embargoed Person.
8.    INFORMATION
If not previously been made available to Purchaser, Seller will deliver to Purchaser promptly, but no later than five (5) Business Days following the Effective Date, the documents and information set forth on Schedule 8, attached hereto and incorporated herein.
9.    CONDITIONS PRECEDENT
9.1    Purchaser’s Conditions Precedent. The obligations of Purchaser under this Agreement are contingent upon each of the following, the failure of any of which shall, upon written notice by Purchaser to Seller, render this Agreement null and void except for those obligations which expressly survive termination of this Agreement:
9.1.1.    Inspection. Purchaser shall have until 5:00 p.m. (Eastern Standard Time) on the last day of the Inspection Period (as defined in the Master Transaction Agreement) within which to evaluate the MOB Property. During the Inspection Period: (a) Seller shall make available to Purchaser for examination by Purchaser and Purchaser’s agents and representatives, by electronic delivery, or if the same is not commercially reasonable, at the Premises or at the office of Seller, any of the following records and documentation relating to the MOB Property within Seller’s possession and control: (i) existing environmental reports; (ii) existing surveys and title policies and copies of title exceptions; (iii) building plans, drawings, or specifications, if any, (but Seller shall not be required to copy the same for Purchaser or to distribute such material by electronic means); (iv) all existing service and maintenance contracts, equipment licenses, warranties, and equipment leases; (v) all existing leases, subleases, and licenses, and any and all amendments, assignments or modifications thereto, and all letters of credit posted as security by tenants; (vi) copies of all certificates of insurance delivered by tenants of the MOB Property, and copies of all insurance claims at the MOB Property for 2016 and 2017 year to date; (vii) schedule of all capital improvement projects and tenant improvement build-outs underway at the MOB Property, including what has been paid to date on the projects and estimated date of completion; (viii) copies of all correspondence between Seller and tenants of the MOB Property regarding disputes with respect to operating expense charges or other charges under leases at MOB Property, if any; (ix) leasing or other commission agreements, if any; (x) accounts payable and other obligations relating to the MOB Property, a copy of the MOB Property’s tenant operating expense reconciliations for 2015 and 2016, and 2017 actual operating expense incurred by Seller to date; (xi) ad valorem tax bills for the MOB Property for the last three (3) tax years and utility bills for the calendar year 2016; (xii) operating statements for the MOB Property for 2015 and 2016 and year to date 2017; (xiii) a true, accurate and complete rent roll for the MOB Property and schedule of security deposits for the year 2016; and (xiv) a list of any pending litigation affecting the MOB Property; (b) Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right to enter upon the

Exhibit 2.2

Premises to inspect, examine, survey, obtain engineering inspections, and perform all other examinations and activities related to any of the foregoing in any respect and for any other reasonable purpose related to the purchase of the Property which, in the opinion of Purchaser, is necessary to determine the suitability of the MOB Property for the uses intended by Purchaser; and (c) conduct interviews with the tenants of the MOB Property and representatives of Lessor. Purchaser shall not contact any of such tenants or representatives of Lessor directly but shall schedule all such interviews through Seller, with a representative of Seller having the right to be present at such interview. If Purchaser determines in its sole and absolute discretion that the MOB Property is unsuitable for its purposes and notifies Seller of such decision prior to the expiration of the Inspection Period, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for the indemnity obligations set forth below, and any other obligations herein which by the express terms hereof survive termination. Purchaser’s failure to object within the Inspection Period shall be deemed a waiver by Purchaser of the conditions contained in this Section 9.1.1 (but not a waiver of Purchaser’s other conditions precedent provided elsewhere in this Agreement).
Notwithstanding anything to the contrary contained herein: (a) Purchaser’s right of inspection pursuant to this Section 9.1.1 shall be subject to the rights of tenants under the Leases and other occupants and users of the Premises; (b) no inspection shall be undertaken without reasonable prior notice to Seller of not less than forty eight (48) hours; (c) Seller shall have the right to be present at any or all inspections; and (d) no inspection shall involve the taking of samples or other physically invasive or destructive procedures (including, without limitation, “Phase II” environment testing, tests for mold or radon, boring, drilling or sampling of soils, air quality or water quality) without the prior consent of Seller, which shall not be unreasonably withheld or delayed. Further, Purchaser may continue to make inspections following expiration of the Inspection Period, provided that any such additional inspections shall be under the same terms and conditions as set forth in this Section, but no such later inspection shall have the effect of extending the Inspection Period.
Purchaser agrees that, other than routine record searches, its communication with governmental officials regarding licenses, permits and approvals for the MOB Property shall be limited to an investigation of the existence, validity and effect of the existing licenses, permits and approvals and shall not include discussions of possible modifications of such licenses, permits and approvals or modifications or expansions of the MOB Property.
Purchaser shall indemnify, defend and hold harmless Seller and its employees and agents, and each of them, from and against any and all losses, claims, damages and liabilities (including, without limitation, attorney’s fees incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in this Section 9.1.1; provided, however, that in no event shall Purchaser be liable for any damages, including without limitation any perceived loss of economic value in the MOB Property, solely as a result of Purchaser’s discovery of any pre-existing conditions affecting the MOB Property. The foregoing indemnity shall survive the Closing or any termination of this Agreement.
Furthermore, Purchaser agrees to maintain and have in effect commercial general liability insurance (occurrence type of coverage) covering the actions of itself and its representatives, consultants, contractors, or other agents conducting inspections with (i) limits of not less than Two Million and No/100 Dollars ($2,000,000.00) for personal injury, including bodily injury and death, and property damage, and (ii) waiver of subrogation. Such insurance shall name Seller as an additional insured. Purchaser shall deliver to Seller

Exhibit 2.2

a certificate of insurance evidencing the insurance required hereunder prior to any entry on the Premises during the Inspection Period, which certificate must bind the insurer and shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller.
Neither Purchaser, nor any employee or agent of Purchaser, shall report any non-public data, results, or work product obtained or produced in connection with Purchaser’s inspection and examination of the Premises to a municipal, state, or federal government or agency or any other administrative agency, or any other third party, except as required by Purchaser in order to evaluate the Premises or comply with legal requirements and duties, without the express written permission of Seller, provided, however, that the obligation provided in this sentence shall terminate as of Closing. Purchaser further agree not to disclose to any third party any non-public information contained in books of account, customer lists or any other proprietary information provided to Purchaser by Seller, except as required by law or to Purchaser’s agents, investors, partners, contractors, accountants, attorneys, lenders and otherwise as may be necessary or desirable for the purposes of this transaction, without the express prior written consent of Seller, provided, however, that the obligation provided in this sentence shall terminate as of Closing.
9.1.2.    Representations. Each and every representation and warranty of Seller set forth in Section 7.1 above shall be materially true and correct as of Closing, as modified by any Pre-Closing Disclosures.
9.1.3.    Title Policy. The Title Insurer shall be irrevocably committed to issue upon Closing an American Land Title Association (ALTA) Owner’s Policy of Title Insurance in a form providing comprehensive coverage as reasonably selected by Purchaser (the “Title Policy”), insuring Purchaser as leasehold owner of the Land and fee simple owner of the Improvements, subject only to the Permitted Exceptions, in the amount of the Purchase Price.
9.1.4.    No Default. Seller shall not be in default under any of its material obligations hereunder.
9.1.5.    Estoppel Certificates. Purchaser shall have received executed estoppel certificates dated after delivery of Purchaser’s notice to Seller to obtain such Estoppel Certificate (each such certificate, an “Estoppel Certificate”) from tenants occupying not less than eighty percent (80%) of the rentable square footage of the Improvements, including, without limitation of the foregoing, an Estoppel Certificate from each tenant occupying more than 5,000 square feet of the rentable area in the Improvements. Seller shall not request Estoppel Certificate from tenants until Purchaser delivers to Seller a written request to obtain such Estoppel Certificates. The Estoppel Certificates shall be in the form of Schedule 9.1.5 attached hereto and incorporated herein by reference (the “Form Estoppel Certificate”), provided that reasonable changes to the form of the same requested by Purchaser shall be incorporated if provided prior to the request from Purchaser to deliver such certificates. The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Estoppel Certificate, except that any estoppel certificate shall be deemed an acceptable form of Estoppel Certificate if it contains all the information the tenant is required to give pursuant to its Lease. In the event that Seller is unable to provide to Purchaser the required Estoppel Certificates on or before Closing, Purchaser may either: (a) elect not to purchase the MOB Property by written notification to Seller, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for the indemnity obligations and other obligations which by the express terms

Exhibit 2.2

hereof survive termination; or (b) elect to purchase the MOB Property notwithstanding Purchaser’s failure to receive the required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 9.1.5 (and Purchaser’s failure to elect option (a) above in writing prior to Closing shall be deemed an election of this option (b)).
9.1.6.    Ground Lessor Estoppel. Purchaser shall have received an executed estoppel certificate (the “Ground Lessor Estoppel”) from the current Lessor under the Ground Lease dated no more than thirty (30) days prior to Closing. The Ground Lessor Estoppel shall be in a form reasonably acceptable to Purchaser.
9.2    Seller’s Conditions Precedent. The obligations of Seller under this Agreement are contingent upon any one or more of the following, the failure of any of which shall, upon written notice by Seller to Purchaser, render this Agreement null and void except for those obligations which expressly survive termination of this Agreement:
9.2.1.    No Default. Purchaser shall not be in default under any of its material obligations hereunder.
9.3    Mutual Conditions Precedent. The obligations of each of Seller and Purchaser under this Agreement are contingent upon each of the following, the failure of which shall give either Seller or Purchaser, by written notice to the other, the right to declare this Agreement null and void, except for those obligations which expressly survive termination of this Agreement.
9.3.1.    Approval by Limited Partners of Seller. Seller shall have received approval of the sale of the MOB Property to Purchaser pursuant to this Agreement from limited partners in Seller owning at least fifty-one percent (51%) of all limited partnership interests in Seller. Seller shall submit this Agreement to the limited partners of Seller for such approval within five (5) Business Days following both the failure of the Lessor to exercise the right of first offer described in Section 9.3.3 below and the ground lessor under each of the Other Contracts (other than the Purchase and Sale Agreement with 340 Exchange Boulevard, L.P.) having either exercised its right of first offer or failed to exercise its right of first offer and shall advise Buyer of the results of such vote no later than twenty (20) Business Days following the submission of this Agreement to the limited partners of Seller for approval.
9.3.2.    Simultaneous Closing Under Other Contracts. In addition to the Master Transaction Agreement, Purchaser and Affiliates of Seller have executed those certain Purchase and Sale Agreements of even date more particularly described on Schedule 9.3.2 attached hereto and made a part hereof (collectively the “Other Contracts”). Subject to the Master Transaction Agreement, it shall be a condition precedent to Purchaser’s and Seller’s obligation to close under this Agreement that the purchase and sale of each of the properties described in the Other Contracts shall close simultaneously with the Closing under this Agreement.
9.3.3.    No Exercise of Right of First Offer by Lessor. Under the Ground Lease, Lessor has a right of first offer to purchase the MOB Property, which right of first offer is exercisable within thirty (30) days following the receipt by Lessor of an offer by Seller to sell the MOB Property to Lessor. No later than five (5) Business Days following the Effective Date, Seller shall initiate

Exhibit 2.2

the right of first offer under the Ground Lease by offering to sell the MOB Property to Lessor under the same economic terms as are contained in this Agreement. If Lessor elects to purchase the MOB Property pursuant to such right of first offer, then Seller and Purchaser shall have no further rights and obligations under this Agreement, except for those obligations which expressly survive termination of this Agreement, and the Earnest Money shall be returned by Escrow Agent to Purchaser.
9.3.4.    Mortgage Loan Assumption. The Mortgage Lender shall have approved the Mortgage Loan Assumption; Seller, Purchaser and Mortgage Lender shall have agreed upon the forms of the Mortgage Loan Assumption Documents; and Mortgage Lender shall have executed and delivered the Mortgage Loan Assumption Documents and authorized the release of the same.
9.3.5.    Reimbursement of Due Diligence Costs. If Seller does not receive approval of its limited partners as required by Section 9.3.1 above or if Lessor exercises its right of first offer to purchase the MOB Property as described in Section 9.3.3 above, then Seller shall reimburse Purchaser for any third party due diligence costs incurred by Purchaser with respect to the MOB Property, but in no event in excess of $30,000.00. As a condition to such reimbursement, Purchaser shall provide Seller with evidence of the amount of such due diligence costs.
9.4    Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in this Section 9 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonably efforts to cause the applicable conditions to closing of the other party to be satisfied.
10.    BROKERAGE
Seller has engaged Cain Brothers as its broker in connection with this Agreement and shall be responsible for the payment of any fees to Cain Brothers pursuant to a separate agreement. Except as provided in the preceding sentence, neither Seller nor Purchaser has engaged any broker in connection with the transactions contemplated by this Agreement. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of all brokers and finders claiming by, through or under Seller (including, without limitation, reasonable attorneys’ fees), and Purchaser shall indemnify and hold Seller harmless from and against any and all, claims of all brokers and finders claiming by, through or under Purchaser (including, without limitation, reasonable attorneys’ fees). The provisions of this section shall survive termination of this Agreement or Closing. Purchaser and Seller agree to release Cain Brothers with respect to any claims in connection with the information or materials, including the Confidential Information Memorandum dated May 18, 2017, prepared by Cain Brothers for the transaction contemplated in this Agreement.
11.    DEFAULTS AND REMEDIES
11.1    Seller Default. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, Purchaser may either (a) terminate this Agreement, in which event this Agreement shall be null and void, and neither party shall have any further rights or obligations under this Agreement, except as set forth in Sections 9.1.1, 10, 12.6 and 12.15 and Seller shall reimburse Purchaser for its reasonable out-of-

Exhibit 2.2

pocket due diligence costs and expenses incurred in connection with this Agreement up to but not in excess of $75,000.00, or (b) upon notice to Seller not more than ten (10) days after Purchaser becomes aware of such failure, and provided an action is filed within sixty (60) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above.
11.2    Purchaser Default. If Purchaser is in default or breaches the terms or provisions of this Agreement, then Seller, as Seller’s sole and exclusive remedy, shall be entitled to retain the Earnest Money as liquidated damages (and not as a penalty). Notwithstanding the foregoing, Purchaser agrees that nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any available remedy, in law or in equity, for Purchaser’s indemnification obligations under this Agreement, and, any such recovery by Seller for Purchaser’s indemnification obligations shall not be limited to the Earnest Money. Seller and Purchaser acknowledge that it is impossible to estimate more precisely the amount of damages which Seller might suffer upon Purchaser’s default and that said full liquidated damages are a reasonable pre-estimate of Seller’s probable loss in the event of a Purchaser default. Seller’s receipt of said full liquidated damages is intended not as a penalty, but as full liquidated damages. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of all or any part of said full liquidated damages on the ground that said full liquidated damages are unreasonable in amount or exceed Seller’s actual damages or that the delivery of said full liquidated damages to Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. If Seller is entitled to the Earnest Money as liquidated damages, and to the extent Seller has not already received the Earnest Money, the Earnest Money shall be immediately paid to Seller by the Escrow Agent upon receipt of written notice from Seller that a Purchaser default has occurred under this Agreement, and Purchaser agrees to take all such actions and to execute and to deliver all such documents necessary or appropriate to effect such payment of the Earnest Money to Seller as Seller’s liquidated damages. Notwithstanding the foregoing, Seller’s recourse for any surviving indemnification obligation of Purchaser is not and will not be limited to the Earnest Money and Seller shall be entitled to pursue a claim against Purchaser therefor.
11.3    Cure Rights. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the defaulting party shall have five (5) Business Days after written notice from the other party to cure such breach. The Closing Date (and the closing date under the Other Contracts) shall be extended to the extent necessary to afford the defaulting party the full five (5) Business Day period within which to cure such default, provided that if the Closing Date shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default.
11.4    Rights after Closing. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

Exhibit 2.2

12.    MISCELLANEOUS.
12.1    Assignment. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller, except to an Affiliate of such party. As used in this Agreement, the terms “Seller” and “Purchaser” shall be deemed to include any permitted assignee or other transferee of any Seller or Purchaser, as the case may be. Upon any such transfer by a Seller or Purchaser, such original Seller or Purchaser, as the case may be, shall remain liable for the obligations of Seller or Purchaser, as the case may be, under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns. The term “Affiliate” means an entity that controls, is controlled by, or is under common control with another entity. For purposes of this definition and other definitions that use the concept of “control” in this Agreement, “control” shall be deemed to mean the power or authority, directly or indirectly, whether by ownership of legal or beneficial interests, voting rights, proxies, agreement or otherwise, of directing or causing the direction of the business or affairs of the entity.
12.2    Entire Agreement. This Agreement and the Master Transaction Agreement constitute the entire agreement between Seller and Purchaser with respect to the purchase and sale of the MOB Property and shall not be modified or amended except in a written document signed by Seller and Purchaser. Any prior agreement or understanding between Seller and Purchaser concerning the purchase and sale of the MOB Property is hereby rendered null and void. In the event of a conflict between the terms and provisions of the Master Transaction Agreement and the terms and provisions of this Agreement, the terms and provisions of the Master Transaction Agreement shall govern and control.
12.3    Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case the period shall be deemed to run until the end of the next day which is a Business Day.
12.4    Notices. All notices and other communications provided for herein must be in writing and delivered by email, by hand or overnight courier service or mailed by certified or registered mail at the respective address or email address set forth below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received; notices sent by email are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, are deemed to have been given at the opening of business on the next Business Day for the recipient), provided that notices sent by email are sent concurrently by hand delivery or overnight courier.
To Seller:
Kennestone Outpatient Pavilion, L.P.
c/o Meadows & Ohly, LLC
275 Scientific Drive
Suite 1000
Peachtree Corners, Georgia 30092

Exhibit 2.2

Attention: Van M. Fletcher
Phone: 678-282-0220
Email: van.fletcher@meadowsandohly.com
With a copy to:
Dentons US LLP
5300 Peachtree Street NE
Suite 5300
Atlanta, Georgia 30308
Attention: William F. Stevens
Phone: 404-527-8510
Email: william.stevens@dentons.com
To Purchaser:
Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: Sushil Puria
Phone: (615) 269-8175
Email: spuria@healthcarerealty.com

With a copy to:
Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: John M. Bryant, Jr. Esq. - General Counsel
Phone: (615) 269-8175
Email: jbryant@healthcarerealty.com

With a copy to:
Jeffrey A. Calk, Esq.
Waller Lansden Dortch & Davis, LLP
Nashville City Center
511 Union Street, Suite 2700
Nashville, TN 37219-8966
Phone: (615) 850-8129
Email: jeff.calk@wallerlaw.com

To Escrow Agent:
Metropolitan Title Agency, Inc.
1820 The Exchange, Suite 500
Atlanta, Georgia 30339
Attention: John D. Cripe
Phone: (770) 933-0073
Email: jcripe@mtaga.com
12.5    Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Georgia.

Exhibit 2.2

12.6    No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded against the MOB Property.
12.7    Counterparts. This Agreement may be executed in any number of identical counterparts, including facsimile counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.
12.8    Waiver. The failure by either party to enforce against the other any term of this Agreement shall not be deemed a waiver of such party’s right to enforce against the other party the same or any other term in the future.
12.9    Severability. If any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not herein contained.
12.10    Further Assurances. Each party agrees to perform, execute and deliver, at and after the Closing, such further actions and documents as may be reasonably necessary or requested to more fully effectuate the purposes, terms and intent of this Agreement and the conveyances contemplated herein.
12.11    Attorneys’ Fees. If either Purchaser or Seller file suit to enforce the obligations of, or remedy against, the other party under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable fees and expenses of its attorneys and its court costs.
12.12    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or schedules hereto. The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this agreement.
12.13    No Third Party Beneficiaries. This Agreement shall benefit only Purchaser and Seller, and no person or entity other than any Affiliate of Purchaser shall have any rights hereunder.
12.14    As Is. Purchaser acknowledges that it has inspected or will inspect the MOB Property prior to the Closing and that, as of the Closing Date, Purchaser shall accept the MOB Property in its “as is” condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the MOB Property. Nothing contained in this

Exhibit 2.2

Section 12.14 or elsewhere in this Agreement shall release or relieve Seller of any obligation or liability Seller may have to Purchaser under any closing document delivered to Purchaser at the Closing.
12.15    Updated Survey. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s request, deliver to Seller a copy of, and assign and transfer to Seller all of its right, title and interest, if any, in and to, any update of the Survey obtained by Purchaser. Purchaser’s delivery of such updated Survey shall be without any representations or warranties whatsoever as to the matters set forth therein, and Seller shall not be entitled to rely on any such updated Survey. If Purchaser does not consummate the Closing due to a default by Seller or the occurrence of either of the conditions described in Section 9.3.5, then Purchase may condition the actions required of it in this Section 12.15 upon the payment of the sums by Seller required under Section 9.3.5 or Section 11.1.
12.16    Purchase Price Allocation. The Purchase Price shall be allocated between real and personal property for federal, state and local tax purposes as may be determined by Purchaser in its sole discretion so long as no more than $20,000 shall be allocated to personal property. Should Purchaser desire to allocate more than $20,000 to personal property, such allocation must be approved by Seller. For all other purposes, each party may allocate in its sole and absolute discretion.
12.17    Escrow Agent. Escrow Agent agrees to hold, keep and deliver the Earnest Money and all other sums delivered to Escrow Agent in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity as a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent.
In the event of any disagreement between Purchaser and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Purchaser, and Escrow Agent shall have a period not exceeding three (3) Business Days after receipt by Escrow Agent of any notice or request to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement. Further, Escrow Agent shall have the right at all times to pay all sums held by it (x) to the appropriate party under the terms hereof, provided no dispute exists between the parties hereto, or (y) into any court of competent jurisdiction after a dispute between or among the parties has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate.
Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the other provisions of this Section 12.17, prior to the expiration of the Inspection Period, the

Exhibit 2.2

escrow established hereunder shall be a “sole order” escrow for the benefit of Purchaser (meaning that Escrow Agent shall act solely in accordance with the instructions of Purchaser until the expiration of the Inspection Period in respect of the Earnest Money). Without limiting the generality of the foregoing, in the event that on or prior to the expiration of the Inspection Period, Purchaser delivers notice to Escrow Agent stating that Purchaser has elected to terminate this Agreement, then Escrow Agent shall refund to Purchaser the Earnest Money without any requirement that Escrow Agent first notify or obtain any approval or consent of Seller (and Escrow Agent agrees that it shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party with regard thereto). Seller agrees in such instance not to deliver any conflicting instructions to Escrow Agent for any or no reason and hereby instructs Escrow Agent to act in respect of the Earnest Money solely in accordance with Purchaser’s instructions on or prior to the expiration of the Inspection Period.
Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from any and all costs, damages and expenses, including reasonable attorney’s fees, that Escrow Agent may incur in its compliance of and in good faith with the terms of this Agreement; provided, however, that this indemnity shall not extend to any acts of gross negligence or willful malfeasance on the part of the Escrow Agent. The provisions of this Section 12.17 shall survive Closing.
Escrow Agent joins in this Agreement for the sole purpose of confirming its agreement with the provisions of this Section 12.17. Any amendment to this Agreement which does not amend, alter or change the provisions of this Section 12.17 shall be executed by Purchaser and Seller and Escrow Agent shall not be a required signatory to such amendment for the amendment to be binding between Purchaser and Seller.
12.18    WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.
12.19    Disclosure of Confidential Information. Seller and Purchaser acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed by Seller, Purchaser or any of their agents or employees when inspecting the MOB Property, or any other documents, materials, data or other information with respect to the MOB Property which is not generally known to the public shall be confidential except to the extent already within the public domain or as otherwise required by applicable law (including but not limited to in connection with public disclosure obligations required by the United States Securities and Exchange Commission). Notwithstanding the foregoing, Purchaser may reveal and deliver Seller-provided due diligence materials, Purchaser’s due diligence reports, and all other documents, information, and materials concerning the MOB Property to its agents, representatives, lenders, investors, principals and Affiliates. Nothing herein shall restrict or limit Seller or Purchaser from communicating with tenants, lenders, mortgage loan correspondents for the lenders, the Lessor,

Exhibit 2.2

contract parties, owners associations, or government officials or bodies in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Seller’s company officials, property engineers and architects, and other third-party consultants assisting Purchaser in its investigation of the MOB Property, subject to Section 9.1.1 or from Seller providing this Agreement to Lessor in connection with Lessor’s right of first offer as described in Section 9.3.3 of this Agreement. Nothing herein shall restrict or limit Purchaser from communicating the existence and progress of the transactions contemplated by this Agreement to its lender or from making disclosures required under applicable law including, but not limited to, securities-related filings.
12.20    Public Announcements. Prior to Closing, neither Purchaser nor Seller shall have the right to make a public announcement regarding the transaction contemplated by this Agreement without the prior approval of the other party. Purchaser and Seller shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a party is required to make a public announcement under applicable law (including any applicable rules and regulations of the United States Securities and Exchange Commission, the New York Stock Exchange, and/or any applicable self-regulatory organization), in which case no such approval by any other party shall be required.
12.21    Preservation of Books and Records.
12.21.1.    Seller and Meadows & Ohly, LLC shall have the right to make and retain copies (at their sole expense) of all books and records of the MOB Property relating to periods ending on or before the Closing Date. Purchaser agrees that it shall preserve and keep all original books and records in respect of the MOB Property in the possession or control of Purchaser or its Affiliates for at least the longer of (i) any applicable statute of limitations and (ii) a period of six (6) years from the Closing Date.
12.21.2.    During such six (6) year or longer period, (i) representatives of Seller and Meadows & Ohly, LLC shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine confidentially, inspect and copy such books and records and (ii) Purchaser or its Affiliates shall provide Seller and Meadows & Ohly, LLC with access to such books and records of the MOB Property as Seller or Meadows & Ohly, LLC shall reasonably request in connection with any action, suit, arbitration, proceeding or investigation to which either Seller or Meadows & Ohly, LLC is a party or in connection with the requirements of any law applicable to Seller or Meadows & Ohly, LLC. Seller or Meadows & Ohly, LLC, as applicable, shall return such original books and records to Purchaser or such Affiliate of Purchaser as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.
12.22    Regulation S-X. At Purchaser’s sole cost and expense, for a period of one (1) year following the Closing Date, Seller agrees, upon request of Purchaser, to cooperate and to use its good faith, commercially reasonable efforts to assist Purchaser, at no cost to Seller, in its efforts to obtain the issuance to Purchaser of audited financial statements of the MOB Property, with an unqualified opinion of Purchaser’s independent auditors for the results of operations of the MOB Property, together with any other financial statements or information that can reasonably be expected to be required by Purchaser to fully comply with Regulation S-X promulgated by the Securities and Exchange Commission. In furtherance of the foregoing, at Purchaser’s sole cost and expense, Seller agrees, without limitation, to grant access to all of its financial statements, records,

Exhibit 2.2

information and data relating to the MOB Property to Purchaser’s independent auditors. The foregoing obligation shall not expand or otherwise modify any representation or warranty provided by Seller in this Agreement. Purchaser agrees that the foregoing audit of the financial statements of the MOB Property by Purchaser shall not cause a delay or postponement of the Closing Date.
[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement was executed on the day and year first above written.
SELLER:

KENNESTONE OUTPATIENT PAVILION, L.P.,
a Georgia limited partnership
By: Meadows & Ohly 10, LLC, a georgia limited liability company, its sole general partner

By:	/s/ Van Fletcher
Name:	Van Fletcher
Title:	Vice President and Secretary
Date:	August 8, 2017
PURCHASER:

HEALTHCARE REALTY TRUST INCORPORATED,
a Maryland corporation

By:	/s/ Rob E. Hull
Name:	Rob E. Hull
Title:	Executive Vice President - Investments
Date:	August 8, 2017

METROPOLITAN TITLE AGENCY, INC.
(for the purposes of Section 12.17 only)

By:	/s/ John Perry Cripe
Name:	John Perry Cripe
Title:	President
Date:	August 8, 2017